Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. REPORTS 2020 SECOND QUARTER RESULTS

NEW YORK, NY – August 3, 2020 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a finance company that originates and services loans in various consumer and commercial niche industries, announced today its 2020 second quarter results.

2020 Second Quarter Highlights

•

Net loss was $4.0 million, or $0.16 per share, compared to a net loss of $7.5 million, or $0.31 per share, in the prior year period, and a net loss of $13.6 million, or $0.56 per share, in the 2020 first quarter.

•	Provision for loan losses was $16.9 million, compared to $15.1 million in the prior year quarter and $16.5 million in the 2020 first quarter.

•

Potential concerns about the long-term impact of COVID-19 on our lending businesses caused us to increase loan loss provisions in both the consumer and medallion lending segments by an extra $6.8 million in the quarter.

•	Net interest income was $26.8 million in the quarter, primarily reflecting the contribution of the consumer lending segments, a 16% increase from $23.2 million in the 2019 quarter.

•	Net interest margin was 8.23% in the quarter, compared to 8.46% a year ago.

•	Net income from Medallion’s consumer and commercial lending segments totaled $9.0 million in the quarter, compared to $7.7 million in the 2019 quarter.

•	Consumer loan originations were $150.9 million in the quarter, an all-time high, up 11% from $136.2 million in the 2019 quarter and up 46% from $103.1 million in the 2020 first quarter.

•	The consumer loan portfolio reached an all-time high of $1.0 billion in net outstandings at June 30, 2020.

•	Medallion Bank’s Tier 1 leverage ratio at quarter-end was 16.96%.

•	Total assets were $1.7 billion as of June 30, 2020.

Andrew Murstein, President of Medallion, stated, “The Company saw strong demand in the second quarter for its consumer lending products, resulting in its net recreation and home improvement loan portfolios growing 16% and 35% over the prior year quarter. Applications grew significantly in the quarter despite Medallion Bank raising its credit standards, which allowed it to maintain healthy loan origination volumes, and ultimately grow its consumer loan portfolio to $1.0 billion. The potential impact of the COVID-19 pandemic on our consumer and medallion lending segments caused the Company to increase its loan loss provisions in the quarter by $6.8 million. We expect to continue to execute on our strategy for the rest of the year of growing our consumer and commercial segments, both of which have performed well, while reducing our total medallion-related exposure, which was 8% of our assets at quarter-end.”

“In addition to the consumer growth we have seen this year, the Bank began originating loans with its first fintech partner in the second quarter, and also executed a non-binding term sheet with another potential partner, both of which provide consumer finance services.”

Mr. Murstein continued, “Our commercial segment has been profitable in both quarters this year, making 23 consecutive profitable quarters for this segment, and remains well-diversified across industries and geographies. Liquidity remains strong as Medallion Capital was just approved for an additional $25 million of SBA leverage, which provides for a ten year term and interest of approximately 2.1%, based on current rates.”

Larry Hall, Medallion’s CFO, stated, “It is apparent that COVID-19 continues to have a significant impact on the NYC economy and the taxi industry. New York City medallion transfer activity in June resulted in the Company lowering its collateral value from $124,500 net to $119,500 net. The Company’s net medallion loan portfolio, exclusive of loan collateral in the process of foreclosure, was $84 million at the end of the second quarter, a $12 million reduction from the first quarter. All loans 90 days or more past due have been written down to collateral value, while all current medallion loans have a 21% general reserve. This quarter we saw approximately $1.5 million in recoveries on the medallion portfolio. Though this remains a focus for us, the recovery process is difficult to predict, particularly in these uncertain times, and will likely remain choppy in the quarters ahead. Lastly, operating expenses decreased $3.1 million from the first quarter as we reduced expenses.”

Consumer Lending Segments

The Company’s net consumer lending portfolio was $1.04 billion as of June 30, 2020, compared to $940.0 million at December 31, 2019 and $862.5 million at June 30, 2019. Net interest income for the 2020 second quarter was $29.1 million, compared to $24.8 million in the 2019 second quarter, a 17% increase. The average interest rate on the portfolio was 14.14% at June 30, 2020, compared to 14.82% in the prior year period. Consumer loan delinquencies 90 days or more past due were $3.5 million, or 0.33% of total gross loans as of June 30, 2020, compared to $3.8 million, or 0.44%, a year ago. Consumer loans in a state of deferral were $35.1 million, or 3.3% of total gross loans as of June 30, 2020.

Commercial Lending Segment

The Company’s net commercial lending portfolio was $68.1 million as of June 30, 2020, compared to $66.4 million at December 31, 2019 and $60.4 million at June 30, 2019. The average interest rate on the portfolio was 13.38%, compared to 13.75% a year ago. Net income for the second quarter was $0.394 million, compared to $0.147 million in the prior year period. Medallion Capital remains well-capitalized and continues to evaluate opportunities to grow its portfolio in a selective manner.

Medallion Lending Segment

The Company’s net medallion lending portfolio, exclusive of loan collateral in the process of foreclosure, was $84.4 million as of June 30, 2020, compared to $105.0 million at December 31, 2019 and $121.3 million at June 30, 2019. The average interest rate on the medallion loan portfolio was 4.19%, compared to 4.37% a year ago. Total medallion delinquencies 90 days or more past due were $12.0 million, or 10.29% of total gross loans at June 30, 2020, compared to $3.7 million, or 2.66%, in the prior year period. Medallion loans in a state of deferral were $107.4 million, or 89% of total gross loans as of June 30, 2020. Medallion-related assets comprised 8% of our total assets as of June 30, 2020, compared to 10% at December 31, 2019 and 12% at June 30, 2019.

Mr. Murstein concluded, “We want to once again thank all of our employees across all of our businesses for remaining focused and adapting appropriately to the current environment, particularly their outstanding work given the record loan applications received this quarter at Medallion Bank.”

Conference Call Information

The Company will be hosting a conference call to discuss the second quarter financial results on Tuesday, August 4, 2020, at 9:00 a.m. Eastern time.

The dial-in number for the conference call is (877) 407-0789 (toll-free) or (201) 689-8562 (direct). Please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Medallion’s website at http://www.medallion.com/investors.html.

A replay will be available following the end of the call through Tuesday, August 11, 2020, by telephone at (844) 512-2921 (toll-free) or (412) 317-6671 (direct), passcode 13707458. A webcast replay of the call will be available at http://www.medallion.com/investors.html until the next quarter’s results are announced.

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About Medallion Financial Corp.

Medallion Financial Corp. is a finance company that originates and services loans in various industries, and its wholly-owned subsidiary, Medallion Bank, also originates and services consumer loans. Medallion Financial Corp. has lent more than $9 billion since its initial public offering in 1996.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, and growth. These statements are often, but not always, made through the use of words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, expectations regarding medallion loan portfolio, the potential for future asset growth and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the COVID-19 pandemic on Medallion’s business, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on Medallion, its customers and third parties. In addition to risks related to the ongoing COVID-19 pandemic, for a description of certain risks to which Medallion is or may be subject, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2019 Annual Report on Form 10-K and Form 10-Q for the quarter ended March 31, 2020.

Company Contact:

Alex E. Arzeno

Investor Relations

212-328-2176

InvestorRelations@medallion.com

MEDALLION FINANCIAL CORP.

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,
(Dollars in thousands, except share and per share data)	2020	2019
Total interest income	$35,588	$32,015
Total interest expense	8,835	8,821

Net interest income	26,753	23,194
Provision for loan losses	16,941	15,171

Net interest income after provision for loan losses	9,812	8,023

Other income
Sponsorship and race winnings	3,626	4,889
Change in collateral on loans in process of foreclosure	(983)	(1,972)
Other income (loss)	613	(1,234)

Total other income	3,256	1,683

Other expenses
Salaries and employee benefits	6,702	6,321
Race team related expenses	1,818	2,550
Loan servicing fees	1,729	1,293
Collection costs	1,461	2,253
Professional fees	1,319	2,048
Other expenses	3,157	3,719

Total other expenses	16,186	18,184

Loss before income taxes	(3,118)	(8,478)
Income tax benefit	853	1,835

Net loss after taxes	(2,265)	(6,643)
Less: income attributable to the non-controlling interest	1,712	857

Total net loss attributable to Medallion Financial Corp.	$(3,977)	$(7,500)

Net loss per share	$(0.16)	$(0.31)

Weighted average common shares outstanding	24,444,677	24,359,280

MEDALLION FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(Dollars in thousands, except share and per share data)	June 30, 2020	December 31, 2019
Assets
Cash, cash equivalents and federal funds sold	$103,884	$67,821
Equity investments and investment securities	57,884	59,077
Loans	1,260,594	1,160,855
Allowance for loan losses	(66,977)	(46,093)

Net loans receivable	1,193,617	1,114,762

Loan collateral in process of foreclosure	47,375	52,711
Goodwill and intangible assets	202,617	203,339
Other assets	46,366	43,957

Total assets	$1,651,743	$1,541,667

Liabilities
Accounts payable, accrued expenses, and accrued interest payable	$25,144	$20,632
Deposits	1,075,322	951,651
Short-term borrowings	60,889	38,223
Deferred tax liabilities and other tax payables	5,562	9,341
Operating lease liabilities	11,655	12,738
Long-term debt	154,874	174,614

Total liabilities	1,333,446	1,207,199

Commitments and contingencies.

Total stockholders’ equity	247,642	263,148

Non-controlling interests in consolidated subsidiaries	70,655	71,320

Total equity	318,297	334,468

Total liabilities and equity	$1,651,743	$1,541,667

Number of shares outstanding	24,816,376	24,646,559
Book value per share	$9.98	$10.68